Exhibit 99.1

Dr. Eric Barnett joins Islet Sciences, Inc. Board of Directors

RALEIGH, North Carolina--(Marketwired – Jan 6, 2014) - Islet Sciences, Inc. (OTCBB: ISLT) (OTCQB: ISLT) today announced that Dr. Eric Barnett, Executive Vice President at Piedmont Pharmaceuticals LLC, was elected to the Islet Sciences Board of Directors.

“Dr. Barnett has deep experience in the life sciences industry and brings to Islet a multi-dimensional perspective as both a medical doctor and chartered accountant.” said James Green, Islet’s CEO. “As a medical professional with finance and business development experience, I expect Eric to make an immediate positive impact and I look forward to working with him as we continue to pursue our mission of translating great science into positive outcomes.”

“Islet has a tremendous opportunity to improve patient quality of life in an area of great unmet need,” said Dr. Barnett, EVP at Piedmont Pharmaceuticals. “This is clearly an exciting time to join Islet and I look forward to working closely with James and the board during this next phase of Islet’s growth.”

Dr. Barnett is an experienced life-science executive, doctor of medicine, and chartered accountant. At Piedmont Pharmaceuticals, Eric is responsible for Business Development and Marketing, to develop and execute the company’s long-term growth strategies including launching new brand initiatives. Eric was previously Vice President at GlaxoSmithKline and member of the clinical executive committee where he was responsible for financial capital management of the global research and development clinical portfolio. After an early career in medicine, Dr. Barnett joined a predecessor of PricewaterhouseCoopers in London where he was a member of an advisory team instrumental in streamlining the United Kingdom’s National Health Service. After his work with PWC and prior to joining GSK, Eric was the CFO at one of London’s National Health Service hospital groups.

Dr. Barnett earned his medical degree at the University of Bristol in Bristol, England. He also is a qualified chartered accountant (PwC alumnus) and a member of the Institute of Chartered Accountants of England and Wales.

About Islet Sciences
Islet Sciences is a biopharmaceutical company developing novel technologies for the diagnosis and treatment of patients suffering from metabolic diseases. For more information: www.isletsciences.com

Forward-Looking Statements
This press release contains forward-looking statements.  Forward-looking statements for Islet Sciences, Inc. reflect current expectations, as of the date of this press release, and involve certain risks and uncertainties.   Actual results could differ materially from those anticipated in these forward- looking statements as a result of various factors.  Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the risks described in the Islet Science, Inc.'s reports filed with the Securities and Exchange Commission.  The Company’s further development is highly dependent on future medical and research developments and market acceptance, which is outside of the Company’s control.

Contact:
Investor Relations
Islet Sciences, Inc.
8601 Six Forks Rd, Suite 400
Raleigh, NC 27615
919.480.1518
info@isletsciences.com